Exhibit 99.3

Stephen Cohen – Media Caesars Entertainment Corporation (212) 886-9332	Jennifer Chen – Investors Caesars Entertainment Corporation (702) 407-6407

Caesars Entertainment Announces Comprehensive Financing Plan Designed to

Position Caesars Entertainment Operating Co. for Stock Listing and Significant Deleveraging

CEOC Launches First Lien Incremental Term Loan and Refinancing of All 2015 Maturities

Caesars Entertainment Sells 5% of CEOC Equity to

Group of Institutional Investors, Agrees to Pursue Listing of CEOC Equity

CEOC Completes Sale of Three Las Vegas Properties to Caesars Growth Partners

CEOC Launches Credit Facility Amendment

CEOC to Expand Board of Directors

LAS VEGAS, May 6, 2014 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) today announced a series of steps designed to position its subsidiary, Caesars Entertainment Operating Co. (“CEOC”), for a stock listing and significant deleveraging.

The actions include:

•	a new $1.75 billion first lien debt offering by CEOC, the proceeds of which will be used to redeem all of CEOC’s existing 2015 maturities and repay existing bank debt;

•	the sale by Caesars Entertainment of 5% of CEOC’s equity to institutional investors, in connection with which Caesars Entertainment has agreed that CEOC will pursue a listing of such shares in the future;

•	the closing of the previously announced sale of three CEOC-owned Las Vegas properties to Caesars Growth Partners;

•	the launch of an amendment of CEOC’s credit facility;

•	expansion of CEOC’s board of directors, with the intention of adding two new independent directors following regulatory approval.

“The actions we are taking today, combined with previous capital structure improvements and our investments to expand and upgrade our network as well as our ongoing focus on operational efficiency, lay the foundation for both significant deleveraging and value creation at CEOC,” said Gary Loveman, Chairman and CEO of Caesars Entertainment. “Our past actions have created substantial value in two stable structures, Caesars Entertainment Resort Properties (“CERP”) and Caesars Growth Partners, with standalone equity market capitalizations of $2.6 billion at Caesars Entertainment and $1.8 billion at Caesars Acquisition Company, the managing member and 42% economic owner of Caesars Growth Partners, implying over $4 billion of equity value at Caesars Growth Partners. With the completion of CEOC’s sale of Bally’s Las Vegas, The Cromwell and The Quad Resort & Casino and the anticipated closing of the sale of Harrah’s New Orleans to Caesars Growth Partners, CEOC will have more than $3 billion in cash and will have sold its most capital-intensive and longer-term payout projects to Caesars Growth Partners. The transaction is designed to ensure continued access for CEOC and each of the properties being sold to the Total Rewards network and other Caesars resources.”

Loveman continued, “When completed, today’s actions will remove all of CEOC’s 2015 maturities so that CEOC will have no significant maturities until 2016, and we intend to now turn our attention to extending the 2016 and 2017 maturities. Upon completion of the credit facility amendment announced today, CEOC will have added headroom under its maintenance covenant, providing CEOC with additional stability to execute its business plan. Finally, if CEOC successfully lists its equity securities, this independent listing should help facilitate the eventual raising of equity as well as liability management and debt reduction initiatives.”

First Lien Term Loan

As part of its comprehensive financing plan, CEOC today launched a transaction to raise $1.75 billion of first lien debt. The debt will be raised as a new term loan B-7 tranche under CEOC’s credit facility. As of the date of this announcement, CEOC has already received orders for approximately $1.7 billion of the new B-7 tranche from several institutions and will seek additional commitments this week. As a condition to the proposed financing, new B-7 lenders have required that the Caesars Entertainment guarantee of CEOC debt be limited to bank debt holders that consent to the amendment launched today, plus up to no more than approximately $2.9 billion of additional indebtedness.

Assuming a $1.75 billion offering, CEOC intends to use the proceeds from the new first lien term loan and cash on its balance sheet to repay all of CEOC’s 2015 maturities, which consist of approximately $29 million of term loans due 2015, $215 million of second lien notes due 2015 and $792 million of unsecured notes due 2015 and to repay $800 million of term loans under CEOC’s existing credit facility. Caesars Growth Partners has committed to use all of the proceeds from the repayment of the $427 million of unsecured notes due 2015 that it owns to purchase a portion of the new term loan B-7 tranche. Pro forma for the proposed refinancing, CEOC will have no significant debt maturities until 2016. Further, CEOC anticipates having discussions with representatives of certain holders of its first lien notes to raise the possibility of increasing the size of the new B-7 term loan and using a portion of the incremental proceeds to retire existing first lien notes and additional indebtedness under the CEOC credit facility.

Credit Facility Amendment

CEOC is also launching a credit facility amendment to provide covenant relief and additional runway for CEOC. Upon receipt of amendment consents from lenders representing at least a majority of CEOC’s outstanding credit facility, CEOC’s maintenance covenant level will be modified, among other changes. In addition, CEOC’s credit agreement and other loan documents will be modified to provide that, after the effectiveness of the amendment, Caesars Entertainment shall provide a guarantee of collection and not of payment. As requested by CEOC’s lenders under the new B-7 tranche, the Caesars Entertainment guarantee will be limited to consenting bank debt holders, plus up to no more than approximately $2.9 billion of additional indebtedness. Holders of approximately $2.1 billion of the credit facility have already approved the amendment. Lenders that consent to the amendment will receive a principal paydown and a one-time fee pursuant to the terms of the amendment. The amendment period will be closed upon the receipt of consents for a majority of the credit facility and satisfaction of other customary closing conditions.

Asset Sales

CEOC also announced the closing of the previously announced sale of Bally’s Las Vegas, The Cromwell (formerly Bill’s Gamblin’ Hall & Saloon) and The Quad Resort & Casino to Caesars Growth Partners, following the receipt of approval from the Nevada Gaming Commission. The sale of Harrah’s New Orleans is expected to close following approval by the Louisiana Gaming Control Board. The sale is expected to close in the second quarter.

Sale of Certain CEOC Equity

Caesars Entertainment also completed the sale of 5% of the equity in CEOC to institutional investors in a private transaction. The sale of equity could, once listed, result in a liquid and tradable equity currency that may facilitate future capital markets transactions. CEOC may use its equity for liability management and debt reduction initiatives. The sale of equity in CEOC resulted in the release of the Caesars Entertainment guarantee of CEOC’s bonds in accordance with the terms of the bond indentures. Caesars Entertainment may seek to expand the group of investors with a goal of increasing the number of holders of CEOC equity in order to help qualify the CEOC equity for listing on a national securities exchange.

Since the leveraged buyout in 2008, Caesars Entertainment and its affiliates (the “Company”) have executed a series of financial transactions, operational improvements and investments intended to improve the Company’s financial condition and position it for sustainability and growth. Those actions have included more than 45 separate capital markets transactions at CEOC, CERP and Caesars Growth Partners, resulting in $5 billion of gross debt reduction since the LBO, and $9 billion of pre-2015 maturity debt extended. The Company’s equity sponsors, Apollo and TPG, have invested approximately $500 million of additional follow-on equity capital in Caesars Growth Partners since the LBO in support of the Company’s initiatives. In February 2012, Caesars Entertainment completed a $16 million IPO. Today, Caesars Entertainment has a market capitalization of $2.6 billion and substantial trading volume. The Company believes today’s transaction could position CEOC to similarly deleverage and create value.

“Over the course of the last six years, our Company has invested in the expansion of its network, including the acquisition of Planet Hollywood, the development of four new properties in Ohio and Maryland, the launch of an interactive business and the upgrade of our properties in Las Vegas,” Loveman said. “The Las Vegas projects include the completion of the Octavius and Nobu towers at Caesars Palace, the LINQ and the High Roller, the development of The Cromwell and substantial investments at The Quad, Bally’s Las Vegas, Planet Hollywood and Paris. Concurrently, the Company centralized its operations, increasing efficiency and reducing expenses. Additionally, in 2013, the Company initiated a program to improve working capital and excess cash by $500 million and to generate $500 million of operating and EBITDA improvements.”

CEOC Board Expansion

CEOC plans to expand its board of directors to add two independent directors following regulatory approval.

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About the Company:

The Company is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, the Company has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. The Company is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward-Looking Statements

This release contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. The Company has based these forward-looking statements on its current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” “preserve,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•	the new CEOC first lien term loan and amendment to the CEOC credit agreement and related Caesars Entertainment guarantee of the CEOC credit agreement may not be consummated on the terms contemplated or at all and other access to available and reasonable financing on a timely basis;

•	shares of CEOC may not be listed in the future and, if they are listed, a market for CEOC shares may never develop;

•	the assertion and outcome of litigation or other claims that may be brought against the Company by creditors of CEOC, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	CEOC may not be able to expand its board of directors to include two independent directors;

•	the impact of the Company’s substantial indebtedness and the restrictions in the Company’s debt agreements;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase the Company’s working capital and excess cash by $500 million;

•	the previously disclosed sale of Harrah’s New Orleans to Caesars Growth Partners may not be consummated on the terms contemplated or at all;

•	the ability of the Company’s customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company’s substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor;

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company’s ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property;

•	the effects of environmental and structural building conditions relating to the Company’s properties;

•	access to insurance on reasonable terms for the Company’s assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.